CONSULTING AGREEMENT
                                  BY AND AMONG
                 HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
                                       AND
                     ANDREA I. WEINSTEIN AND JOEL SCHONFELD


This  Agreement  is  dated  the 1st day of  February  2004  by and  among  Hotel
Outsource  Management   International,   Inc.  ("HOMI"),   Andrea  I.  Weinstein
("Weinstein") and Joel Schonfeld ("Schonfeld").

WHEREAS, Weinstein and Schonfeld are attorneys licensed to practice law in the State of New York; and

WHEREAS, HOMI is a company with shares registered with the Securities and Exchange Commission; and

WHEREAS, HOMI is interested in retaining the services of Weinstein and Schonfeld.

NOW, THEREFORE, it is agreed that

      1.    HOMI shall retain the services of Weinstein and Schonfeld;

      2. Weinstein and Schonfeld shall perform the following services on behalf of HOMI:

            a. Assist HOMI in compliance with rules and regulations under the Securities Exchange Act of 1934, a amended;

            b. Work with HOMI's auditors to ensure compliance with rules and regulations under the Securities Exchange Act of 1934, as amended.

      3. As consideration for the above-mentioned services, HOMI shall pay Weinstein and Schonfeld 20,000 shares each, which shares shall be registered in a registration statement on Form S-8.

      4. This agreement contains the entire understanding between HOMI and Weinstein and Schonfeld with respect to the subject matter hereof and supersedes any prior communications, understandings and agreements dealing with the subject matter hereof. This agreement can be modified only by an instrument in writing, signed by the party against whom the enforcement of any modification is sought; and it is further

      5. In the event of the invalidity or unenforceability of any one or more provisions of this agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect; and it is further


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      6.    Any  controversy  or  claim  arising  out  of or  relating  to  this agreement, or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the Commercial Arbitration
            Rules  of  the  American  Arbitration  Association.   Award  of  the
            Arbitrator(s) shall be final, and judgment upon the award may be entered in any court having jurisdiction thereof. Any award rendered by the Arbitrator(s) be authorized or empowered to award any
            incidental,   consequential  or  special   (including   punitive  or
            multiple) damages.

      7. This agreement shall be construed and governed in accordance with the laws of the State of New York, excluding the choice of law principles thereof.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.


                           HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.


                           By: /s/ Jacob Ronnel
                               ----------------------------------------------
                               Jacob Ronnel, President


                           /s/ Andrea I. Weinstein
                           ----------------------------------------------
                           Andrea I. Weinstein


                           /s/ Joel Schonfeld
                           ----------------------------------------------
                           Joel Schonfeld

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